Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CRDENTIA CORP.,

CRDE CORP.,

ATS UNIVERSAL, LLC,

and

THE MEMBERS OF ATS UNIVERSAL, LLC.

Dated:  October 22, 2007

i

3.33.	Brokers	29
3.34.	Verification of Credentials	29
3.35.	HIPAA Compliance	30
3.36.	Compliance with Anti-Terrorism Laws	30
3.37.	Material Misstatements and Omissions	30
3.38.	Disclaimer of Other Representations and Warranties	30

ARTICLE IV. REPRESENTATIONS OF PARENT AND CRDE		30
4.1.	Organization	30
4.2.	Authority	31
4.3.	Litigation	31
4.4.	Reports and Financial Statements	31
4.5.	Third-Party Consents	31
4.6.	No Conflicts	31
4.7.	Consents and Governmental Approvals and Filings	32
4.8.	Brokers	32
4.9.	Compliance with Anti-Terrorism Laws	32

ARTICLE V. REPRESENTATIONS OF THE MEMBERS		32
5.1.	Requisite Power and Authority	32
5.2.	Investment Representations	33
5.3.	Transfer Restrictions	34
5.4.	Market Standoff	35

ARTICLE VI. ADDITIONAL AGREEMENTS		35
6.1.	Access to Information	35
6.2.	Public Announcements; Company Literature	35
6.3.	Fees and Expenses	35
6.4.	Confidentiality	36
6.5.	Registration of Parent Common Stock	36
6.6.	Transfers of Governmental Authorizations	36

ARTICLE VII. ACTIONS BY THE PARTIES AFTER THE CLOSING		36
7.1.	Survival of Representations	36
7.2.	Indemnification	37
7.3.	Right of Offset	39
7.4.	Non-Exclusivity	39

ARTICLE VIII. MISCELLANEOUS		39
8.1.	Further Assurances	39
8.2.	Notices	39
8.3.	Entire Agreement	40
8.4.	Waiver	41
8.5.	Amendment	41
8.6.	No Third Party Beneficiary	41
8.7.	No Assignment; Binding Effect	41
8.8.	Severability	41
8.9.	Governing Law	41
8.10.	Consent to Jurisdiction and Forum Selection	41

8.11.	Construction	42
8.12.	Execution; Multiple Counterparts	42
8.13.	Attorney Fees	42

MEMBERS DISCLOSURE SCHEDULE

Schedule 1.3	Key Employees

Schedule 3.2(a)	Capitalization

Schedule 3.2(b)	Agreements or Rights Relating to Acquisition of Membership Interests

Schedule 3.2(c)	Agreements Relating to Membership Interests

Schedule 3.5(b)	Conflicts with Governmental Authorities, Governmental Authorizations, or Legal Requirements

Schedule 3.5(c)	Conflicts with Agreements

Schedule 3.5(e)	Encumbrances of Tax Resulting from Agreement

Schedule 3.6	Third-Party Consents

Schedule 3.8	Company Financial Statements

Schedule 3.11	Undisclosed Liabilities

Schedule 3.13	Benefit Plans

Schedule 3.14	Real Property

Schedule 3.16(a)	Compliance with Legal Requirements

Schedule 3.16(b)	Governmental Authorizations; Compliance

Schedule 3.17(a)	Legal Proceedings

Schedule 3.17(b)	Orders

Schedule 3.17(c)	Compliance with Orders

Schedule 3.18	Contracts

Schedule 3.19	Accounts Receivable

Schedule 3.20	Accounts Payable

Schedule 3.21	Equipment

Schedule 3.22	Insurance

Schedule 3.23	Tax Matters

Schedule 3.25	Certain Employees

Schedule 3.26	Absence of Certain Developments

Schedule 3.27	Customers

Schedule 3.28	Deposit Accounts or Assets

Schedule 3.30	Internal Controls

Schedule 3.31	Relationships with Related Persons

Schedule 3.34	Verification of Credentials

EXHIBITS

Exhibit A	Form of Assignment of Membership Interests

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Release Agreement

Exhibit D	Form of Employment Agreement

Exhibit E	Form of Company Secretary’s Certificate

Exhibit F	Form of Member Secretary’s Certificate

Exhibit G	Form of CRDE Secretary’s Certificate

Exhibit H	Payment Letter

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated to be effective as of 12:01 a.m. on October 22, 2007 (the “Effective Date”) and is between Crdentia Corp., a Delaware corporation (“Parent”), CRDE Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“CRDE” and together with Parent, “Crdentia”), ATS Universal, LLC, a Florida limited liability company, d/b/a ATS Health Services (the “Company”), Pass-Kesler Associates, Inc., a Florida corporation formerly known as ATS Services, Inc. (“ATS”), Universal Healthcare  Staffing Corp., a Florida corporation (“UHSC”), and Kay Cowling (“Cowling”, and together with ATS and UHSC, the “Members”).

The Company is engaged in the business of temporary placement of health care professionals with health care offices, clinics, and institutions (collectively, the “Services,” and such business, the “Business”).

The Members desire to sell to CRDE and CRDE desires to purchase from the Members on the terms and conditions contained in this Agreement one hundred percent of the issued and outstanding membership interests in the Company owned by the Members. The Members have approved the purchase and sale transaction and the other transactions set forth and described in this Agreement.

The parties therefore agree as follows:

ARTICLE I.
DEFINITIONS

1.1.          Drafting Conventions.  The descriptive headings used for Articles and Sections of this Agreement are inserted for convenience only and are not to constitute substantive material in the construction or interpretation of this Agreement. Any reference in this Agreement to an “Article” or a “Section” means the relevant Article or Section of this Agreement only, unless stated otherwise. As used in this Agreement unless the context dictates otherwise, (a) pronouns of any gender include the masculine, feminine, and neuter genders as appropriate; (b) singular words include the plural, and the plural the singular; (c) the word “or” is disjunctive but not necessarily exhaustive; (d) the words “any” and “all” both have the inclusive meaning “any and all”; and (e) the word “including” means “including, but not limited to” the specific items or matters listed. Any reference in this Agreement to a “Schedule” refers to the correspondingly numbered schedule in the Members Disclosure Schedule. Any reference in this Agreement to an “Exhibit” means the referenced Exhibit attached to this Agreement. Any reference in this Agreement to a number of days means a number of calendar days, unless stated otherwise. Any reference to an amount of money means such amount in United States dollars, unless stated otherwise. All accounting terms used but not otherwise defined in this Agreement have the meanings given to them under GAAP, unless stated otherwise.

1.2.          Incorporation of Members Disclosure Schedule.  The contents of the Members Disclosure Schedule hereby are incorporated into this Agreement as if fully set forth herein.

1.3.          Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“2007 EBITDA Amount” means the actual EBITDA of the Company during the calendar year ending on December 31, 2007.

“2007 EBITDA Deficit” means, as set forth in Section 2.2(b)(ii), the mathematical difference, if any, of $800,000.00 minus the Company’s actual EBITDA during the calendar year ending on December 31, 2007. If the difference calculated by this procedure is zero or a negative number, the 2007 EBITDA Deficit will be deemed to be zero.

“Accounts Payable” has the meaning set forth in Section 3.20.

“Accounts Receivable” has the meaning set forth in Section 3.19.

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Additional Consideration” has the meaning set forth in Section 2.2(c).

“Affiliate” means, with respect to any Person, a family member or another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. A “family member” of an individual Person means (i) the individual’s spouse and former spouses, (ii) any other natural person who is related within the second degree to the individual or the individual’s spouse, or (iii) any other natural person who resides with such individual Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Documents” means the Assignment of Membership Interests as contemplated in Section 2.4(b)(i), the Non-Competition Agreement as contemplated in Section 2.4(b)(ii), the Release Agreement as contemplated in Section 2.4(b)(iii), the Employment Agreement as contemplated in Section 2.4(c)(i), the releases of liens and terminations statements as contemplated in Section 2.4(c)(vii), and all other certificates and documents required to be delivered by the Company under this Agreement.

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assignment of Membership Interests” means the Assignment of Membership Interests described in Section 2.4(b)(i).

“Benefit Plan” means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer’s hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations, accounting practices or condition of such Person.

“Business” has the meaning set forth in the second introductory paragraph of this Agreement.

“Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Balance Sheet” means the balance sheet of the Company as of the Closing Date, delivered to Parent at the Closing pursuant to the terms of Section 2.4(c)(iii), which may be updated during the period of seven days following the Closing Date for information received by the Company after the Closing Date.

“Closing Consideration” shall have the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Trading Price” has the meaning as set forth in Section 2.2(a)(ii).

“Code” means the Internal Revenue Code of 1986 and the corresponding Treasury Regulations promulgated thereunder, each as amended or superseded from time to time.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Financial Statements” means (i) the unaudited, management prepared balance sheets and statements of income for the fiscal periods ended December 31, 2005 and December 31, 2006 and (ii) the Interim Financial Statements.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the execution and delivery of each of the Ancillary Documents; (b) the performance by Parent, CRDE, the Company, and the Members of their respective covenants and obligations under this Agreement; and (c) the execution and delivery of all such documents, instruments and certificates as deemed necessary or advisable by either the Company or Parent.

“Contract” means any legally binding agreement, contract, obligation, promise, or undertaking, whether written or oral and whether express or implied.

“CRDE” has the meaning set forth in the first paragraph of this Agreement.

“Damages” has the meaning set forth in Section 7.2(a).

“Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“EBITDA” means net income before interest, taxes, depreciation, and amortization, calculated in accordance with GAAP, where net income is calculated by (i) adding back to net income:  (A) any and all expenses associated with the opening of any new or additional office other than the offices that are open and in operation as of the Closing; (B) any and all fines, fees, penalties, or other expenses  incurred in connection with the Company’s Governmental Authorizations after the Closing; (C) any and all expenses of the Company to employ Cowling prior to the Closing, including all compensation, benefits, car allowance and expenses, and any and all consulting fees or other amounts paid to Cowling for services rendered prior to or after the Closing; (D) any and all incentive or bonus payments to Key Employees that are listed on Schedule 1.3, and (E) any increases in compensation paid to Company employees during the Ensuing Period as such increases relate to offsetting increased health insurance costs for such employees, and (ii) subtracting from net income:  (A) $100,000.00 and (B) the incremental additional cost incurred by Crdentia to include the Company in Crdentia’s liability insurance coverage, which cost, however, shall not exceed $114,000.

“Effective Date” means 12:01 a.m. (Eastern time) on October 22, 2007.

“Employment Agreement” has the meaning as set forth in Section 2.4(c)(i).

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal, or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Ensuing Period” means the period commencing on the first day of the calendar month next following the Closing Date and continuing through six calendar months

“Ensuing Period EBITDA Amount” means the Company’s EBITDA (rounded to the nearest whole dollar) during the Ensuing Period.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” or which is or was under “common control” with the Company as defined in Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles, as currently in effect, applied on a basis consistent with the basis on which Parent’s audited financial statements are prepared.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“Governmental Authorization” means any license, permit, certificate of authority, registration, approval, consent, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Intellectual Property” means (i) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (ii) trade secrets and confidential business information (including without limitation know-how, customer lists, current and anticipated customer requirements, price lists, market studies and business plans), however documented; (iii) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium), including all copyrights; (iv) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (v) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (vi) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; and (vii) any similar or equivalent rights to any of the foregoing, including but not limited to the name “ATS Universal, LLC” or “ATS Health Care.”

“Interim Financial Statements” means the management prepared unaudited balance sheet and statement of income for the Company for the period ended August 26, 2007.

“Key Employees” means those employees of the Company designated as “key employees” prior to the Closing and set forth on Schedule  1.3.

“Knowledge” of a Person means the knowledge of such Person or of any officer, director, or manager of such Person. Such Person or an officer, manager, member, or partner of such Person will be deemed to have Knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Notwithstanding the foregoing, “Knowledge of the Company” or “Knowledge of the Company and the Members” means the actual knowledge of Doug Anderson, Tim Jones, or Cowling.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liabilities” has the meaning set forth in Section 3.11.

“Long-Term Debt” means the long-term debt (including any current portion thereof) of the Company, as listed on the Closing Balance Sheet.

“Material Adverse Effect” means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the Contemplated Transactions.

“Members Disclosure Schedule” means the disclosure schedule incorporated into and made a part of this Agreement which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information required by this Agreement.

“Net Working Capital” means the aggregate value of all current assets of the Company minus the aggregate value of all current liabilities of the Company, excluding the Line of Credit with Merrill Lynch Business Financial Services, Inc. (the “Merrill Lynch Credit Line”) to be paid at closing, which values are to be determined by Parent as soon as reasonably practicable following the Closing.

“Net Working Capital Deficit” means the mathematical difference, if any, of $1,150,000.00 minus the Company’s actual Net Working Capital as of the Closing Date. If the difference calculated by this procedure is zero or a negative number, the Net Working Capital Deficit will be deemed to be zero.

“Net Working Capital Surplus” means the mathematical difference, if any, of the Company’s actual Net Working Capital as of the Closing Date, minus $1,250,000.00. If the difference calculated by this procedure is zero or a negative number, the Net Working Capital Surplus will be deemed to be zero.

“Neutral Auditor” has the meaning as set forth in Section 2.2(d).

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 2.4(b)(ii).

“OFAC” means the United Stated Department of Treasury’s Office of Foreign Asset Control, as set forth in Section 3.36.

“Operating Agreement” means that certain Operating Agreement of the Company, dated April 23, 2004, as amended.

“Order” means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) not required to be authorized by the board of directors of the Company; and (iii) similar in nature and magnitude to actions customarily taken, without the action of the board of directors or similar body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Company.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” means the common stock of Parent, par value $0.001.

“Parent SEC Documents” means each form, report, schedule, statement and other document filed by Parent beginning in August 2004 through the date immediately prior to the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document.

“Payment Letter” has the meaning as set forth in Section 2.2(a)(i).

“Permitted Encumbrance” means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

“Person” means any natural person or legally-recognized entity, including any Governmental Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Real Property” has the meaning set forth in Section 3.14.

“Release” or “Release Agreement” has the meaning set forth in Section 2.4(b)(iii).

“SDN List” means the List of Specially Designated Parties and Blocked Persons promulgated by OFAC, as described in Section 3.36.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in the second introductory paragraph of this Agreement.

“Stock Consideration” means the aggregate number of shares of Parent Common Stock to be issued to the Company on the Closing Date in accordance with the terms of Section 2.2(a)(ii) and as later adjusted in accordance with the terms of Section 2.2(b).

“Stock Consideration Value” means $700,000.00 payable in shares of common stock of Parent, as set forth in Section 2.2(a)(ii).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, municipal, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any Taxing authority with respect to Taxes.

“Third Party Expenses” has the meaning set forth in Section 6.3.

“Threatened” means a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Treasury Regulations” means the regulations promulgated by the United States Department of Treasury pursuant to the Code, as the same may be amended or superseded from time to time.

“United States Person” has the meaning set forth in Section 3.23(h).

ARTICLE II.
PURCHASE AND SALE OF MEMBERSHIP  INTERESTS

2.1.          Membership Interests.  Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations set forth herein, the Members hereby sell to CRDE and CRDE hereby purchases from the Members one hundred percent of the issued and outstanding equity in the Company (the “Membership  Interests”).

2.2.          Purchase Price.  The purchase price for the Membership Interests (the “Purchase Price”) consists of the Closing Consideration, adjusted in accordance with Section 2.2(b) and reduced by the amount of the Merrill Lynch Credit Line and any Long-Term Debt, and adjusted by the amount of the Additional Consideration, if any, as described below:

(a)           Closing Consideration. At the Closing, Parent shall pay an amount equal to $4,000,000 (the “Closing Consideration”), payable as follows:

(i)            Cash Consideration. On the Closing Date, Parent shall pay to the $3,300,000.00 of the Closing Consideration in cash reduced by the amount of the Merrill Lynch Credit Line and any Long-Term Debt (the “Cash Consideration”) in accordance with the payment instructions set forth in the payment letter attached hereto as Exhibit H (the “Payment Letter”); and

(ii)           Stock Consideration. On the Closing Date, Parent shall pay the remaining $700,000.00 of the Closing Consideration (the “Stock Consideration Value”) by the issuance of shares of Parent Common Stock to the Members in accordance with the terms of Section 2.3 below. The aggregate number of shares of Parent Common Stock to be delivered to the Members on the Closing Date will be determined by dividing (A) the Stock Consideration Value by (B) the average closing price of the Parent Common Stock as reported on the OTCBB or other stock exchange or quotation system for the last thirty-day period ending three trading days prior to the date of issuance of Parent Common Stock pursuant to the terms of this Section 2.2(a)(ii) (the “Closing Trading Price”). The certificates representing the shares of Parent Common Stock comprising the Stock Consideration will be issued but retained by Parent until after all the adjustments to the Stock Consideration, as set forth in Section 2.2(b), are completed and will be delivered to Sellers, as adjusted if applicable, no later than March 15, 2008, provided, however, in the event the Sellers are exercising their rights to dispute the computations of Net Working Capital or the 2007 EBITDA Amount, as provided by the terms of Section 2.2(d), Parent’s obligation to deliver the certificates representing the Stock Consideration, as adjusted if applicable, will be deferred until such time as all time periods and processes contemplated by the terms of Section 2.2(d) have elapsed.

(b)           Post-Closing Reduction of Stock Consideration. As soon as reasonably practicable but in no event later than forty-five days following the Closing, Parent shall calculate the actual Net Working Capital of the Company as of the Closing Date. As soon as reasonably practicable following the end of calendar year 2007, Parent shall calculate the actual EBITDA amount during the calendar year ending on December 31, 2007. Promptly upon completion of each of those calculations, Parent shall determine whether the aggregate Stock Consideration otherwise payable to the Members in accordance with the terms of Section 2.2(a)(ii) is to be reduced, and the amount of such reduction recovered by Parent, in accordance with the following tests:

(i)            Net Working Capital Test. In the event the Company’s Net Working Capital at Closing, once determined by Parent, is less than $1,150,000.00 (the amount of any such shortfall, the “Net Working Capital Deficit”), then the Members, jointly and severally, shall pay to Parent the amount of such Net Working Capital Deficit by one of the following methods, at their option:

(A)          In cash within five business days after written demand therefor by Parent, by wire transfer of immediately available funds or delivery of a cashier’s check drawn upon a federally insured financial institution; or

(B)           By reduction of and recovery by Parent of all or a portion of the aggregate Stock Consideration otherwise payable to the Members, the number of shares of such reduction calculated as the quotient obtained by dividing the Net Working Capital Deficit by the Closing Trading Price.

(C)           In the event a Member fails to pay the Net Working Capital Deficit in cash as set forth in Section 2.2(b)(i)(A), such Member will be deemed to have elected to pay the amount of the Net Capital Deficit by reduction of the Stock Consideration in accordance with the terms of Section 2.2(b)(i)(B).

In the event the Company’s Net Working Capital at Closing, once determined by Parent, is more than $1,250,000.00 (the amount of any such surplus, the Net Working Capital Surplus), then the Parent shall pay to the Members the amount of such Net Working Capital Surplus, in cash within five business days after written demand therefor by the Members, by wire transfer of immediately available funds or delivery of a cashier’s check drawn upon a federally insured financial institution.

(ii)           2007 EBITDA Test. The Company shall determine the 2007 EBITDA Amount as soon as reasonably practicable but in no event later than February 15, 2008. In the event the 2007 EBITDA Amount is less than $800,000.00 (the amount of any such shortfall, the “2007 EBITDA Deficit”), then Parent will have the right and authority to reduce and recover all or a portion of the aggregate Stock Consideration otherwise payable to the Members, the number of shares of such reduction calculated as the quotient obtained by dividing (i) five times the 2007 EBITDA Deficit by (ii) the average closing price of the Parent Common Stock as reported on the OTCBB or other stock exchange or quotation system for the last thirty-day period ending on the last trading day of the calendar year 2007.

(iii)          In the event the Stock Consideration paid on the Closing Date is to be reduced in accordance with any of the terms of this Section 2.2(b), each of the Members hereby agrees to execute and deliver such conveyances, agreements, instruments, or other documents as may be reasonably necessary in order to effectuate fully the reduction of the Stock Consideration and recovery by Parent of the amount of such reduction, determined as set forth above, including assignments or other conveyances of shares of Parent Common Stock to Parent in connection therewith. Each of the Members hereby appoints the Chief Executive Officer, Chief Financial Officer, Secretary, or other appropriate officer of Parent as such Person’s attorney-in-fact for the purpose of executing and delivering any and all documents, instruments, assignments, and conveyances in connection with any reduction in Stock Consideration as set forth above and the conveyance of shares of Parent Common Stock to Parent in connection therewith on behalf of and in the stead of such Member to the fullest extent that such Member or such Member’s duly authorized representative could do if present in person. Each power of attorney granted pursuant to the terms of this Section 2.2(b)(iii) is coupled with an interest and is irrevocable so as to be fully enforceable by Parent with no further action by any Member.

(iv)          In the event the Stock Consideration payable to a Member is to be reduced pursuant to any of the terms of this Section 2.2(b), then in accordance with the authority granted Parent by such Member in Section 2.2(b)(iii) above, Parent shall cancel the certificate representing the Stock Consideration payable to such Member and shall issue a new certificate in such Member’s name for the number of shares of Parent Common Stock payable to the Company after adjustment of the Stock Consideration pursuant to the each of the tests set forth in this Section 2.2(b). Promptly upon completion of the reduction of the Stock Consideration, if any, required by the terms of Section 2.2(b)(ii), Parent shall deliver the certificates representing the Stock Consideration, adjusted in accordance with the terms of this Section 2.2(b), to the Members.

(c)           Additional Consideration. In addition to the Closing Consideration, adjusted if necessary in accordance with the terms of Section 2.2(b), if the Ensuing Period EBITDA Amount is greater than $400,000.00, Parent shall pay as additional Purchase Price, if earned, an amount calculated as five times the Ensuing Period EBITDA Amount in excess of $400,000.00 (the “Additional Consideration”). Any Additional Consideration payable by Parent in accordance with the terms of this Section 2.2(c), will be paid to the Members in accordance with the terms of Section 2.3. Such Additional Consideration, if any, will be paid as soon as reasonably practicable but in no event later than forty-five days after determination of the Ensuing Period EBITDA Amount  (including consideration of any time periods for dispute resolution as contemplated the terms of Section 2.2(d)) and in one of the following forms, in the Members’ collective sole and absolute discretion.

(i)            In cash, by wire transfer of immediately available funds or by delivery of a cashier’s check drawn upon a federally insured United States financial institution; or

(ii)           In Parent Common Stock, the number of shares of which are to be calculated as the quotient of (A) the amount of Additional Consideration payable pursuant to the terms of this Section 2.2(c) divided by (ii) the average closing price of the Parent Common Stock as reported on the OTCBB or other stock exchange or quotation system for the last thirty-day period ending two trading days prior to the issuance of shares of Parent Common Stock as Additional Consideration hereunder.

(d)           Disputes. Promptly after determination of each of Net Working Capital, the 2007 EBITDA Amount, and the Ensuing Period EBITDA Amount, respectively, Parent shall deliver to the Members in writing the computations by which such figures were determined. Parent’s determination shall be final and conclusive unless one or more Members objects in writing within thirty days following receipt of the written computation. If such an objection is submitted, the Members and Parent shall negotiate in good faith to resolve the disagreement. If such negotiations fail to resolve the disagreement within twenty days after Parent’s receipt of the written objection, the matter will be submitted to PriceWaterhouse Coopers (the “Neutral Auditor”). The Neutral Auditor shall deliver to Parent and the Members a written determination of Net Working Capital, the 2007 EBITDA Amount, or the Ensuing Period EBITDA Amount, as applicable, within thirty days of submission of the matter to the Neutral Auditor. The Neutral Auditor’s written determination will include a worksheet setting forth all material calculations utilized in the determination and will be based solely upon information provided to the Neutral Auditor by Parent and the Members. The written determination of the Neutral Auditor will be final, conclusive, and binding on Parent and all the Members. All fees and expenses relating to any work performed by the Neutral Auditor will be borne equally by Parent (fifty percent) and all the Members (fifty percent).

2.3.          Purchase Price Distribution Among Members.  Any Purchase Price, whether Cash Consideration, Stock Consideration, or Additional Consideration, payable by Parent to the Members in accordance with the terms of this Agreement will be paid in accordance with the terms of the Payment Letter. The Payment Letter also will contain a payment directive to pay in full the Merrill Lynch Credit Line and the Long Term Debt, if any, which directive will be accompanied by a pay-off letter from each applicable institution.

2.4.          Closing

(a)           Time and Place. The consummation of the Contemplated Transactions under this Agreement (the “Closing”) will take place on or before October 22, 2007 (the “Closing Date”), effective as of the Effective Date, by the exchange of signature pages by facsimile or other electronic transmission before 2:00 p.m. (central time) on such Closing Date, accompanied by overnight delivery by each party to each other party of all original, executed signature pages to each document contemplated herein by Federal Express or other national overnight parcel delivery service, or at such time and in such manner as the parties mutually agree. In making the overnight delivery contemplated in this section, the parties shall deliver the referenced signature pages to the national overnight parcel delivery service on the Closing Date for delivery before the close of business the following day, with package tracking capability enabled.

(b)           Closing Deliveries by the Members. At the Closing, each of the Members will have delivered or caused to be delivered to Parent or CRDE, as the case may be, the following items.

(i)            an Assignment of Membership Interests, substantially in the form of Exhibit A, by and between each Member and CRDE, duly executed by such parties;

(ii)           for each Member and Tim Jones, a Non-Competition and Non-Solicitation Agreement by and between Parent (for itself and on behalf of all its subsidiaries) and such Member and Tim Jones, substantially in the form of Exhibit B (the “Non-Competition Agreement”), duly executed by such parties;

(iii)          for each Member, a Release Agreement by and between such Member and the Company, substantially in the form of Exhibit C (the “Release Agreement”), duly executed by such parties; and

(iv)          the Payment Letter accompanied by a pay-off letter from each applicable institution representing the Merrill Lynch Credit Line and any portion of the Long-Term Debt, if any.

(c)           Closing Deliveries by the Company. At or before the Closing, the Company will have delivered or caused to be delivered to Parent or CRDE, as applicable, the following items:

(i)            an Employment Agreement between the Company and Tim Jones, substantially in the form of Exhibit D, duly executed by such parties;

(ii)           the Payment Letter;

(iii)          the Closing Balance Sheet;

(iv)          a certificate of an officer of the Company, substantially in the form of Exhibit E, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company, certified as of a recent date by the Secretary of State of Florida, and a true and complete copy of the operating agreement of the Company and any amendments thereto, (B) a certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of organization and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the governing authority of the Company authorizing the execution, delivery, and performance of this Agreement by the Company and the consummation of the Contemplated Transactions, and (D) incumbency matters;

(v)           a certificate of an officer of each entity who is a Member, substantially in the same form of Exhibit F, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of such Member, certified as of a recent date by the Secretary of State of such entity’s state of formation, and a true and complete copy of the operating agreement of such Member and any amendments thereto, (B) a certificate of each appropriate Secretary of State certifying the good standing of such Member in its state of formation, (C) a true and complete copy of the resolutions of the governing authority of such Member authorizing the execution, delivery, and performance of this Agreement by the Company and the consummation of the Contemplated Transactions, if any for such Member and (D) incumbency matters;

(vi)          a report reflecting the results of a search regarding the Company conducted within ten days prior to the Closing of the Uniform Commercial Code and judgment and tax lien records of the State of Florida;

(vii)         one or more releases of liens and termination statements relating to the Merrill Lynch Credit Line and any Long-Term Debt in form reasonably satisfactory to Parent;

(viii)        a consulting letter agreement with Cowling and such other documents as Parent reasonably may request for the purpose of facilitating the consummation of the Contemplated Transactions; and

(ix)           any such documents as may be required by Parent’s senior secured lender.

(d)           Closing Deliveries by Parent. At the Closing, Parent or CRDE, as the case may be, will have delivered or caused to be delivered to the Members the following items:

(i)            each of the documents contemplated in Section 2.4(b) to be executed by Parent or CRDE, as appropriate;

(ii)           the Cash Consideration, payable in accordance with the terms of the Payment Letter;

(iii)          a certificate of the Secretary of CRDE substantially in the form of Exhibit G, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of CRDE, (B) a true and complete copy of the resolutions of the board of directors of CRDE authorizing the execution, delivery, and performance of this Agreement by CRDE and the consummation of the Contemplated Transactions, and (C) incumbency matters; and

(iv)          such other documents as the Company reasonably may request for the purpose of facilitating the consummation of the Contemplated Transactions.

(e)           Certificates Representing Shares of Parent Common Stock. Certificates representing the Stock Consideration as determined in accordance with the terms of Section 2.2(a)(ii) will be issued, retained by CRDE, and delivered to the Members in accordance with Section 2.2(a)(ii).

(f)            Release of UCC-1. The Members agree to cause the filing of a termination statement immediately upon payment of the Merrill Lynch Credit Line and provide evidence thereof to Parent.

ARTICLE III.
REPRESENTATIONS OF THE COMPANY AND THE MEMBERS

The Company and each Member jointly and severally represent to Parent and CRDE that the following statements are true and correct as of the date hereof, except as set forth on the Members Disclosure Schedule furnished to Parent, specifically identifying the relevant subparagraph hereof, which exceptions are deemed to be representations as if made in full herein:

3.1.          Organization of the Company.   The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida. The Company is duly authorized to conduct business and is in good standing in Georgia, North Carolina, and each other jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority and holds all Governmental Authorizations and other authorizations necessary to carry on its Business and to own and use the Assets and Properties owned and used by the Company, except where the failure to have such power and authority or to hold such Governmental Authorization or authorization would not have a Material Adverse Effect on the Company’s Business. The Company has delivered to Parent complete and correct copies of its charter documents and organizational documents, each as amended to date.

3.2.          Capitalization; No Agreements Related to Equity Interests.

(a)           Schedule 3.2(a) sets forth a complete and accurate statement of the capitalization of the Company, including the name, address, and membership interest of each member thereof. Since the date of the Company’s formation to the present, none of the membership interests in the Company have been represented by certificates.

(b)           Except as set forth on Schedule 3.2(b), there are no subscriptions, options, warrants, calls, commitments, or other rights of any kind for the purchase or acquisition of any equity of the Company or any securities convertible into or exchangeable for such equity.

(c)           Except as set forth on Schedule 3.2(c), there are no agreements to which the Company or any of the Members are party or by which any of them are bound with respect to the voting (including voting trusts and proxies), registration under the Securities Act, or the sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights, or “drag-along” rights) of any securities, interests, or equity of the Company. Except as set forth on Schedule 3.2(c), to the Knowledge of the Company and the Members, there are no agreements among other parties, to which neither the Company nor any Member is a party or by which any of them are bound, with respect any of the matters described above.

3.3.          Authority.   The Company has all necessary company power and authority and has taken all company action necessary to enter into this Agreement and each of the Ancillary Documents to which it is a party, to consummate the Contemplated Transactions, and to perform its obligations hereunder and thereunder. Each Member has all necessary capacity, power, and authority and has taken all action necessary to enter into this Agreement and each of the Ancillary Documents to which such Member is a party, to consummate the Contemplated Transactions, and to perform all the obligations contemplated hereunder and thereunder. No other proceedings on the part of the Company or any Member are necessary to authorize this

Agreement or the Ancillary Documents or to consummate the Contemplated Transactions. This Agreement and each of the Ancillary Documents to which the Company or any Member are a party have been duly and validly executed and delivered by the Company and such Members, as applicable, and each constitutes a legal, valid, and binding obligation of the Company and the Members, as applicable, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4.          No Affiliates.  Other than the Members, the Company has no Affiliates or subsidiaries and is neither a partner in any partnership nor a party to any joint venture.

3.5.          No Conflicts.   The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party does not and the performance by the Company of its obligations under this Agreement and each such Ancillary Document and the consummation of the Contemplated Transactions and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions, or provisions of the charter documents, bylaws, or other organizational documents of the Company;

(b)           conflict with or result in a violation or breach of or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any term or provision of any law, Order, Governmental Authorization, statute, rule, or regulation applicable to the Company, the Business, or Assets or Properties of the Company, except as set forth on Schedule 3.5(b);

(c)           result in a breach of or default under or give rise to a right of termination, modification, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, lease, or other similar instrument or obligation to which the Company or any of its Assets and Properties may be bound, except for such breaches or defaults as set forth on Schedule 3.5(c);

(d)           cause any of the Assets or Properties of the Company to be reassessed or revalued by any Taxing authority or any Governmental Authority; or

(e)           result in an imposition or creation of any Encumbrance or Tax on the Business or the Assets or Properties of the Company, except as described on Schedule 3.5(e).

3.6.          Third-Party Consents and Governmental Approvals and Filings.   Except as set forth on Schedule 3.6, no consent, approval, or action of, filing with, or notice to any Governmental Authority on the part of the Company is required in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents, or the consummation of the Contemplated Transactions. Except as set forth on Schedule 3.6, no consent, approval, or authorization of any third party on the part of the Company or any Member is required in connection with the consummation of the Contemplated Transactions, except where the failure to obtain or make such consent, approval, or action of, filing with, or notice to any Governmental Authority would not have a Material Adverse Effect on the Company’s Business.

3.7.          Books and Records.   The books and records of the Company as made available to Parent contain a true and complete record of all actions taken at all meetings and by all written consents of lieu of meetings of the Members, Managers, and any committees of the Company, as applicable. The Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with Crdentia’s legal and accounting review of the Company. The Operating Agreement and other similar records of the Company accurately reflect all issuance and record transfers in equity of the Company. The other Books and Records of the Company are true, correct, and complete, represent bona fide business transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.8.          Company Financial Statements.   The Company has previously delivered to Parent the Company Financial Statements, which are set forth on Schedule 3.8. Such Company Financial Statements and the Closing Balance Sheet (i) are materially true, correct, and complete, (ii) have been prepared in accordance with the Books and Records of the Company, (iii) have been prepared in conformity with GAAP, (iv) accurately show all long-term debt of the Company, and (v) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

3.9.          Liabilities to be Satisfied at Closing; Use of Proceeds.  Any and all Long-Term Debt and other liabilities of the Company or any Member that are to be satisfied from the Cash Consideration are set forth in the Payment Letter, which lists the amount of any such liability, the creditor to whom such liability is owed, and payment instructions to enable Parent to pay such creditor directly at Closing. Other than the Long-Term Debt and other liabilities and obligations set forth in the Payment Letter, there is no Long-Term Debt and there are no obligations or liabilities of the Company or any Shareholder to be satisfied from any part of the Cash Consideration.

3.10.        Absence of Changes.   Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since August 26, 2007, there has not been any material adverse change or any event or development that individually or together with other such events reasonably could be expected to result in a Material Adverse Effect on the Company.

3.11.        No Undisclosed Liabilities.   Except as disclosed on Schedule 3.11 or in the Company Financial Statements, there are no liabilities (the “Liabilities”), nor any basis for any material claim against the Company for any such Liabilities relating to or affecting the Company or any of its Assets and Properties, other than such Liabilities incurred after August 26, 2007 in the Ordinary Course of Business that have not had and reasonably could not be expected to result individually or in the aggregate in a Material Adverse Effect on the Company. To the Company’s Knowledge there is no circumstance, condition, event, or arrangement that hereafter may give rise to any liabilities of the Company or any successor to its Business except in the Ordinary Course of Business or that otherwise is set forth on Schedule 3.11.

3.12.        Personal Property.   The Company is in possession of and has good and marketable title to or valid rights under written agreements to use its Assets and Properties. The Assets and Properties are free and clear of all Encumbrances other than Permitted Encumbrances that have not had a Material Adverse Effect on the Company.

3.13.        Benefit Plans; ERISA.

(a)           Schedule 3.13 lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. The Company has no commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent (i) a copy of each Benefit Plan (including amendments) and a list of persons participating in such arrangement, (ii) the three most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee’s report for each Benefit Plan funded through a trust.

(b)           Neither the Company, an ERISA Affiliate, or any predecessor thereof has ever maintained, contributed to, or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Sections 3(37) or 4001(a)(3) of ERISA), and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

(c)           Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and as of the Closing Date will be in full compliance, in form and operation, with all applicable laws (including ERISA and the Code). The reserves reflected on the Company Financial Statements for the obligations of the Company under all Benefit Plans are adequate and were determined in accordance with GAAP.

(d)           Each Qualified Plan has received a determination letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code, and nothing has occurred since the issuance of that letter that would adversely affect such qualified status or the plan sponsor’s ability to rely on such determination letter.

(e)           No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond the termination of their service, other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate, or (iv) benefits of which the full cost is borne by any current or former employee (or beneficiary thereof).

(f)            The consummation of the Contemplated Transactions will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee, officer, or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation, or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual.

(g)           There are no pending or, to the Company’s Knowledge, anticipated or Threatened claims by or on behalf of any Benefit Plan by any employee or beneficiary covered under any such Benefit Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits).

3.14.        Real Property.   The Company owns no real property. The Company has a valid leasehold interest in all real property used in or relating to the conduct of the Business. Schedule 3.14 contains a correct street address of all real property in which the Company has a leasehold interest and an accurate description of all leases for real property by location, name of lessor, date of lease, and term expiration date. The Company has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures, and other improvements thereon material for the operation of the Business. Each lease with respect to the Real Property is a legal, valid, and binding agreement of the Company, subsisting in full force and effect and enforceable in accordance with its terms, and except as set forth in Schedule 3.14, there is no and the Company has received no notice of any default (or any condition or event that after notice or lapse of time or both would constitute a default) thereunder. Except as set forth on Schedule 3.14, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not cause a default under or give rise to any right of termination or cancellation of any real property lease to which the Company is bound.

3.15.        Proprietary Information of Third Parties.   No third party has claimed or to the Company’s Knowledge has reason to claim that any Person employed by or affiliated with the Company in connection with and during the Company’s operation of its Business has (i) violated or may be violating any of the material terms or conditions of such Person’s employment, non-competition, or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any material proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company relating to such a claim. To the Company’s Knowledge, no Person employed by or affiliated with the Company in connection with and during the Company’s ownership and operation of its Business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no Person employed by or affiliated with the Company in connection with and during the Company’s ownership and operation of its Business has violated any confidential relationship which such Person may have had with any third party, in connection with the sale of any service or proposed service of the Company, and to the Company’s Knowledge, there is no reason to believe there will be any such employment or violation.

3.16.        Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Schedule 3.16(a):

(i)            the Company is and at all times since its organization has been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of its Assets and Properties;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of or failure on the part of the Company to comply with any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake or to bear all or any portion of the cost of any remedial action of any nature; and

(iii)          the Company has not received any written or oral notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any Legal Requirement or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake or to bear all or any portion of the cost of any remedial action of any nature.

(b)           The Company has provided to Parent a true and correct copy of each Governmental Authorization set forth on Schedule 3.16(b), which contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business of or to any of the Assets and Properties owned or used by the Company. Each Governmental Authorization listed or required to be listed on Schedule 3.16(b) is valid and is in full force and effect. The Governmental Authorizations listed on Schedule 3.16(b) collectively constitute all of the Governmental Authorizations that are necessary to permit the Company to conduct and operate its Business in material compliance with all Legal Requirements and in the manner it currently conducts and operates such Business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets. Except as set forth on Schedule 3.16(b):

(i)            the Company is and at all times has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 3.16(b);

(ii)           no additional Governmental Authorizations will be required by virtue of the execution and delivery of this Agreement and the consummation of the Contemplated Transactions to enable the Company to continue to conduct its Business as now operated;

(iii)          no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 3.16(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of or any modification to any Governmental Authorization listed or required to be listed on Schedule 3.16(b);

(iv)          the Company has not received any written or oral notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(v)           all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 3.16(b) have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority.

3.17.        Legal Proceedings; Orders

(a)           Except as set forth on Schedule 3.17(a), there is no pending Proceeding:

(i)            that has been commenced by or against the Company or that otherwise relates to or may affect the Business of or any of the Assets or Properties owned or used by the Company; or

(ii)           that challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

To the Company’s Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Schedule 3.17(a). The Proceedings listed on Schedule 3.17(a) will not have a material adverse effect on the Business, operations, assets, condition, or prospects of the Company.

(b)           Except as set forth on Schedule 3.17(b):

(i)            the Company is not subject to any Order that relates to the Business of  or any of the assets owned or used by the Company; and

(ii)           no officer, director, agent, manager, or employee of the Company is subject to any Order that prohibits such officer, director, agent, manager, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of the Company.

(c)           Except as set forth on Schedule 3.17(c):

(i)            the Company is and at all times has been in full compliance with all of the terms and requirements of each Order to which it, the Business, or any of the Assets or Properties owned or used by it is or has been subject;

(ii)           no event has occurred nor circumstance exists that with or without notice or lapse of time may constitute or result in a violation of or failure to comply with any term or requirement of any Order to which the Company, the Business, or any of the Assets or Properties owned or used by the Company is subject; and

(iii)          the Company has not received any written or oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Order to which the Company, the Business, or any of the Assets or Properties owned or used by the Company is or has been subject.

3.18.        Contracts

(a)           Schedule 3.18 contains a true and complete list of each of the following Contracts or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent the same are oral, accurately describes the terms of each such oral Contract and arrangement):

(i)            all Contracts relating to the provision of Services in an amount or of a value in excess of $25,000.00;

(ii)           all collective bargaining or similar labor agreements;

(iii)          all Contracts for the employment of any officer, employee, manager, or other Person or entity on a full time, part time, consulting, or other basis, and all independent contractor agreements;

(iv)          all loan agreements, indentures, debentures, notes, factoring arrangements, or letters of credit relating to the borrowing of money or to mortgaging, pledging, or otherwise placing a lien upon any material asset or material group of assets of the Company;

(v)           each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company;

(vi)          all license agreements, distribution agreements, or any other agreements involving any of the Company’s current and former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property;

(vii)         each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii)        any Contract for payments to or by any Person by or to the Company based on sales, purchases, or profits, other than direct payments for goods, in an amount or of a value in excess of $25,000.00;

(ix)           each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(x)            all Contracts or commitments that in any way restrict the Company from carrying on its Business anywhere in the world;

(xi)           all Contracts or commitments that in any way grants a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties; and

(xii)          each written or oral amendment, supplement, and modification with respect to any of the foregoing.

(b)           A correct and complete copy of each Contract disclosed on Schedule 3.18 has been previously made available to Parent. Each Contract or other arrangement disclosed on Schedule 3.18 is in full force and effect and constitutes a legal, valid, and binding agreement of the Company and to the Company’s Knowledge, the other parties thereto, enforceable against each in accordance with its terms. The Company has performed all of its required obligations under and is not in material violation or breach of or default under any such Contract or arrangement. To the Company’s Knowledge, the other parties to any such Contract or arrangement are not in material violation or breach of or default under any such Contract or arrangement, and  each Person who is a party to such Contract or arrangement is solvent and able to satisfy such Person’s material obligations thereunder. To the Company’s Knowledge, none of the present or former employees, officers, managers, or members of the Company is a party to any written or oral Contract or agreement prohibiting any of them from competing freely with other parties or engaging in the Company’s Business as now operated. No event has occurred nor circumstance exists that with or without notice or the lapse of time may contravene, conflict with, or result in a violation or breach of, give the Company or any other Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract to which the Company is a party. The Company has not given to or received from any other Person any written or oral notice or other communication regarding any actual, alleged, possible, or potential violation or breach of or default under any Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any current Contract with any Person, and to the Company’s Knowledge, no such Person has made written demand for such renegotiation. Each Contract relating to the sale of Services of the Company has been entered into in the Ordinary Course of Business and without the commission of any act or the payment of any consideration that alone or in concert with the act of any other Person would be in violation of any Legal Requirement.

(c)           Except as set forth on Schedule 3.18, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in a breach of or default under or give rise to a right of termination, cancellation, modification, or acceleration under any provision of any Contract to which the Company is bound.

3.19.        Accounts Receivable.   All accounts receivable of the Company reflected on the Financial Statements or the Company’s accounting records as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Schedule 3.19 contains a materially complete and accurate list of all Accounts Receivable as of the Closing Date. Except as set forth on Schedule 3.19, there is no material contest, claim, or right of set-off under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Company may update Schedule 3.19 during the period of seven days following the Closing Date to reflect all outstanding accounts receivable as of the Closing Date.

3.20.        Accounts Payable.   Set forth on Schedule 3.20 is a complete and accurate list of all accounts payable of the Company as of the Closing Date (collectively, the “Accounts Payable”). Such Accounts Payable represent only accounts payable obligations of the Company arising from purchases actually made, services actually received, or obligations otherwise incurred by the Company through the Closing Date.

3.21.        Equipment.   Other than as noted on Schedule 3.21, all tangible personal property and equipment used by the Company in the conduct of the Business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of such Business as presently conducted. No such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and with respect to each item of equipment and tangible personal property, the Company has received no notification that it is in violation in any material respect of any applicable building, zoning, subdivision, fire protection, health, or other law, Order, ordinance, or regulation, and no such violation exists. All such equipment is being conveyed by the Company on an “as is” basis as to physical condition.

3.22.        Insurance.   Set forth on Schedule 3.22 is a complete and accurate list of all primary, excess, and umbrella policies, bonds, and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company, the Business, or the Assets and Properties of the Company (or any of the Company’s directors, officers, managers, members, salespersons, agents, or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per-occurrence and annual aggregate deductibles or self-insured retentions; per-occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth on Schedule 3.22 are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, are valid, outstanding, collectible, and enforceable policies, will remain in full force and effect through the respective dates set forth on Schedule 3.22, and to the Company’s Knowledge, provide adequate insurance coverage for the Company, the Business, and Assets and Properties of the Company. None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion, or change in the terms of coverage of such policy (including a change in the limits of liability) by reason of the consummation of the Contemplated Transactions. Complete and accurate copies of all such policies and related documentation have previously been provided to Parent.

3.23.        Tax Matters

(a)           Except as set forth on Schedule 3.23, all Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis, and to the Company’s Knowledge such Tax Returns are true, complete, and correct. Except as set forth on Schedule 3.23, all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to Closing. The Company has withheld and paid over all Taxes required to have been withheld from employees and paid over (or as such Taxes relate to the Business prior to Closing will be paid over when due), and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable. Except for the 2006 tax year federal income Tax Return of the Company, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)           Except as set forth on Schedule 3.23, the amount of the Company’s liability for unpaid Taxes for all periods ending on or before August 26, 2007 does not exceed in the aggregate the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements, and except as provided on Schedule 3.23, the amount of the Company’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not exceed in the aggregate the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Company Financial Statements, as adjusted for operations and transactions in the Ordinary Course of Business since August 26, 2007 in accordance with past custom and practice. There are no Contracts, agreements, arrangements, commitments, or undertakings relating to any prior audit of the Company, and there are no Contracts, agreements, arrangements, commitments, or undertakings with the Internal Revenue Service or any other Governmental Authority that have or are reasonably likely to have a material and adverse impact on the Company’s Taxes that are not reflected in the Company Financial Statements.

(c)           The Company has no income tax audit reports, statements of deficiencies, and closing or other agreements received by or on behalf of the Company relating to Taxes. The Company has made available to Parent copies of all federal and state payroll, income, or franchise Tax Returns for the Company set forth on Schedule 3.23.

(d)           Except as set forth on Schedule 3.23 , the Tax Returns of the Company have never been audited by a Governmental Authority, nor is any such audit in process, pending, or Threatened (either in writing or verbally, formally or informally). To the Company’s Knowledge and except as set forth on Schedule 3.23, no deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has neither received nor expects to receive notice (either in writing or verbally, formally or informally) that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or Threatened (either in writing or verbally, formally or informally) against the Company or any of its assets. Except as set forth on Schedule 3.23, no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(e)           The Company is not nor has it ever been a party to any Tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other Person under contract. The Company is not nor has it ever been a member of an affiliated group filing a consolidated federal income Tax Return, and except as set forth on Schedule 3.23, the Company has no liability for the Taxes of any individual or entity under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(f)            The Company does not have any deferred income or gains reportable for Tax purposes in any period ending after the Closing Date but that is attributable to a transaction occurring in or resulting from a change in accounting method for a period prior to the Closing Date.

(g)           The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation, and other federal income tax deductions is accurately reflected on the Books and Records provided to Parent.

(h)           The Company is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

(i)            The Company is solely responsible for the payment of all Taxes of the Company.

3.24.        Labor and Employment Relations.   To the Company’s Knowledge, no group of five or more employees of the Company has or have any plans to terminate their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group, or association covering any of its employees, and to the Company’s Knowledge, there are no attempts to organize any of the Company’s employees by any Person, unit, or group seeking to act as their bargaining agent. The Company has complied with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, or sexual orientation, occupational health and safety, and the withholding and payment of Social Security and other Taxes. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements. To the Company’s Knowledge, no employees of the Company are in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to any such employee to be employed by the Company because of the nature of the Business conducted or presently proposed to be conducted by the Company or the use of trade secrets or proprietary information of others. There are no pending or to the Company’s Knowledge Threatened charges (by employees, independent contractors, their representatives, or Governmental Authorities) of unfair labor practices, employment discrimination, or any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Company. No union representation elections relating to the Company’s employees have been scheduled by any Governmental Authority, no organizational effort is being made with respect to any of such employees, and no investigation of the Company’s employment policies or practices by any Governmental Authority is pending or Threatened. The Company is not currently and in the past has not been involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppages, and to the Company’s Knowledge no work stoppage has been Threatened or is planned.

3.25.        Certain Employees.   Set forth on Schedule 3.25 is (i) the name, title, and total compensation for each current employee or consultant as of the Closing; (ii) all wage and salary increases, bonuses, incentive payments, and any other direct or indirect compensation paid by or on behalf of the Company to any such Person from December 31, 2005 to August 26, 2007; (iii) any payments or commitments to pay any severance or termination pay to any current or former officer, director, employee, consultant, contractor, manager, or agent of the Company; and (iv) any accrual for or commitment or agreement by the Company to pay such increases, bonus, or pay. Except as set forth on Schedule 3.25, the Company has not received any written or oral notice from any such Person that he will cancel or otherwise terminate such Person’s relationship with the Company. Except as set forth on Schedule 3.25, none of such Persons has any written or oral employment agreement or understanding with the Company that is not terminable on notice by the Company or any successor in interest without cost or other liability to the Company or such successor in interest.

3.26.        Absence of Certain Developments.   Except as set forth on Schedule 3.26, since August 26, 2007, the Company has not:

(a)           mortgaged or pledged any of the Assets or Properties or subjected them to any lien, charge, or any other Encumbrance, except liens for current property Taxes not yet due and payable;

(b)           made any changes in any employee, consultant, or contractor compensation, severance, or termination agreement, commitment, or transaction, other than routine salary increases consistent with past practice, or offered employment to any individuals;

(c)           entered into any Contract with any Customer other than those made in the Ordinary Course of Business;

(d)           entered into any transaction or operated the Company’s Business not in the Ordinary Course of Business;

(e)           made any change in its accounting methods or practices;

(f)            caused to be entered into any amendment or termination of any Customer or supplier Contract or other material Contract or agreement to which it is a party, other than in the Ordinary Course of Business;

(g)           made any material change in any of its business policies, including advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget, or product acquisition or sale policies;

(h)                                 terminated, failed to renew, or received any written threat that was not subsequently withdrawn to terminate or fail to renew any Contract or other agreement that is or was material to the Company’s Business or its financial condition;

(i)                                     permitted to occur or be made any other event or condition of any character that has had a Material Adverse Effect on it;

(j)                                     waived any rights material to its financial or business condition;

(k)                                  made any illegal payment or rebates; or

(l)                                     entered into any agreement to do any of the foregoing.

3.27.                        Customers.   The Company previously has provided to Parent a true and correct list of the Company’s current customers and the Company’s customers for the calendar years 2005 and 2006 related to the Company’s Business. Except as set forth on Schedule 3.27, since January 1, 2006, no single customer or group of affiliated customers contributing more than $100,000 per annum to the gross revenues of the Company’s Business has stopped doing business with the Company, and no such customer has given notice to the Company of an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2006 with the Company.

3.28.                        Deposit Account or Asset.   Schedule 3.28 contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house, or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto. It is specifically understood and agreed that the Members are to have no further signatory authority with respect to such accounts from and after the Closing Date.

3.29.                        Regulatory Compliance.   To the Company’s Knowledge, the Company has complied with all applicable requirements of any Governmental Authority with respect to any Services provided by it, including the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act, the Federal laws concerning physician self-referral known as “Stark I” and “Stark II”, and continues to maintain accredited status under the rules and regulations of the Joint Commission on Accreditation of Healthcare Organizations. To the Company’s Knowledge, neither the Company nor any officer, employee, manager, or agent of the Company has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, reasonably could be expected to provide a basis for any Governmental Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery, illegal gratuities, or any related policies.

3.30.                        Internal Controls.  The Company maintains a system of internal accounting controls that management believes is sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (c) access to assets is permitted only in accordance with management’s general and specific authorization. Except as disclosed on Schedule 3.30, since its date of organization, neither the Company nor to the knowledge of the Company any director, officer, employee, auditor, accountant, or representative of the Company has received or otherwise has become aware of any written or oral complaint, allegation, assertion, or claim regarding the Company’s accounting or auditing practices, procedures, methodologies, or methods or its internal controls over financial reporting, including any complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices. There have been no instances of fraud, whether or not material, occurring during any period covered by the Company Financial Statements involving the Company’s management or other Company employees who have a role in preparation of the Company’s financial statements.

3.31.                        Relationships with Related Persons.   Except as set forth on Schedule 3.31, no Affiliate of the Company has or has had since January 1, 2005 any interest in the property, whether real, personal, mixed, tangible, or intangible, used in or pertaining to the Company’s Business. No Affiliate of the Company owns or has owned since January 1, 2005 an equity interest or any other financial or profit interest (of record or as beneficial owner) in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the Company’s products or Services. Except as set forth on Schedule 3.31, no Affiliate of the Company is a party to any Contract with or has any right or claim against the Company.

3.32.                        Certain Payments.   Neither the Company nor any director, officer, agent, or employee of the Company, or to the Company’s Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of any form, whether in money, property, or services in violation of any Legal Requirement (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Affiliate thereof, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company.

3.33.                        Brokers.   Except for The Braff Group, the Company has not retained any broker in connection with the Contemplated Transactions. The Members are solely responsible for any and all fees payable to The Braff Group. Neither Parent nor CRDE has or will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s, or similar fee in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of the Company.

3.34.                        Verification of Credentials.   Except as set forth on Schedule 3.34, the Company has implemented reasonable policies and procedures to verify the credentials (including with respect to education and licensure) of personnel that the Company places with its customers and to collect, maintain, and update such credentialing information. To the Company’s Knowledge, employees, contractors, and consultants of the Company each consistently follow and have followed such policies and procedures.

3.35.                        HIPAA Compliance.   To the extent that the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) currently applies or ever has applied to the Company, the Company has complied with any obligations it may have under HIPAA’s privacy standards.

3.36.                        Compliance with Anti-Terrorism Laws.   The Company and each Member:  (i) is not listed on the List of Specially Designated Parties and Blocked Persons (the “SDN List”) promulgated by the United Stated Department of Treasury’s Office of Foreign Asset Control (“OFAC”); (ii) is in compliance with all regulations promulgated by OFAC, with the terms and requirements of 31 C.F.R. Parts 500 et seq., and all executive orders and other laws, including the International Emergency Economic Powers Act, as amended from time to time, and Executive Order 13224 issued thereunder by the President of the United States; and (iii) does not conduct any business or engage in any transactions or dealings with any Person on the SDN List or deal in or otherwise engage in any transactions relating to any property or interests in the blocked property of Persons on the SDN List.

3.37.                        Material Misstatements and Omissions.   The statements and representations of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate, or exhibit furnished or to be furnished by or on behalf of the Company pursuant hereto or in connection with the Contemplated Transactions, taken together, do not contain and will not contain any untrue statement of material fact and do not or will not omit to state any material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading. There is no fact known to the Company that will have a Material Adverse Effect on Crdentia or the Contemplated Transactions.

3.38.                        Disclaimer of Other Representations and Warranties.   Except as expressly set forth in this Article III, neither the Members nor the Company make any representation or warranty, express or implied, in respect of the Company of any of its Assets or Properties, liabilities, or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties hereby are expressly disclaimed. Crdentia hereby acknowledges and agrees that except to the extent specifically set forth in this Article III, Crdentia is purchasing the Membership Interests on an “as-is,” “where-is,” and “with all faults” basis.

ARTICLE IV.
REPRESENTATIONS OF PARENT AND CRDE

Parent and CRDE jointly and severally represent to the Company and the Members that the following statements are true and correct as of the date hereof and as of the Closing Date:

4.1.                              Organization.   Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of the Delaware. CRDE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and CRDE is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent or CRDE, as the case may be.

4.2.                              Authority.   Each of Parent and CRDE has all necessary corporate power and authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the Contemplated Transactions, and to perform their respective obligations hereunder, and no other proceedings on the part of Parent or CRDE are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and CRDE and constitutes a legal, valid, and binding obligation of Parent and CRDE, respectively, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3.                              Litigation.   There are no Actions or Proceedings pending or to Parent’s Knowledge Threatened or anticipated against, relating to, or affecting the Contemplated Transactions, and to Parent’s  Knowledge, there is no basis for any such Action or Proceeding.

4.4.                              Reports and Financial Statements.   As of the date hereof, Parent has furnished or will make available to the Company true and complete copies of all Parent SEC Documents. As of their respective filing dates, all such Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of such Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC.

4.5.                              Third-Party Consents.   No consent, approval, or authorization of any third party on the part of Parent or CRDE is required in connection with the consummation of the Contemplated Transactions. Crdentia has made an independent investigation of the obligations to secure any consent, approval, or authorization of any Governmental Authority in connection with the Governmental Authorizations held by the Company and is not relying on the Members or the Company in making any determination with respect to whether or not to obtain any such consent, approval, or authorization.

4.6.                              No Conflicts.   The execution and delivery by Parent and CRDE of this Agreement do not and the performance by Parent and CRDE of their respective obligations under this Agreement and the consummation of the Contemplated Transactions will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions, or provisions of the charter documents, bylaws, or other organizational documents of Parent or CRDE, as applicable;

(b)                                 conflict with, result in a violation or breach of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any term or provision of any law, Order, Governmental Authorization, statute, rule, or regulation applicable to Parent or CRDE or the business or Assets or Properties of Parent or CRDE;

(c)                                  result in a breach of, default under, or give rise to any right of termination, modification, cancellation, or acceleration pursuant to any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, lease, or other similar instrument or obligation to which Parent, CRDE, or any of their respective Assets and Properties may be bound;

(d)                                 cause any of the Assets or Properties of Parent or CRDE to be reassessed or revalued by any Taxing authority or any Governmental Authority; or

(e)                                  result in an imposition or creation of any Encumbrance or Tax on the business or Assets or Properties of Parent or CRDE.

4.7.                              Consents and Governmental Approvals and Filings.   No consent, approval, or action of, filing with, or notice to any Governmental Authority on the part of Parent or CRDE is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the Contemplated Transactions.

4.8.                              Brokers.   Neither Parent nor CRDE has retained any broker in connection with the Contemplated Transactions. The Company has no and will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s, or similar fee in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of Parent or CRDE.

4.9.                              Compliance with Anti-Terrorism Laws.   Each of Parent and CRDE:  (i) is not listed on the SDN List; (ii) is in compliance with all regulations promulgated by OFAC, with the terms and requirements of 31 C.F.R. Parts 500 et seq., and all executive orders and other laws, including the International Emergency Economic Powers Act, as amended from time to time, and Executive Order 13224 issued thereunder by the President of the United States; and (iii) does not conduct any business or engage in any transactions or dealings with any Person on the SDN List or deal in or otherwise engage in any transactions relating to any property or interests in the blocked property of Persons on the SDN List.

ARTICLE V.
REPRESENTATIONS OF THE MEMBERS

Without lessening or obviating any of the representations of the Company and the Members set forth in Article III above, each Member hereby represents to Crdentia as follows:

5.1.                              Requisite Power and Authority.   Such Member has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on such Member’s part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. By executing and delivering this Agreement, each Member agrees that:  (i) this Agreement will be the valid and binding obligation of such Member, enforceable in accordance with its terms; (ii) each Member consents to the terms of this Agreement and the Ancillary Documents and the assignment by each Member of its membership interest hereunder to CRDE; (iii) each Member waives any and all restrictions on transfer, rights of first refusal, and other similar rights set forth in the Operating Agreement and the Securityholders Agreement dated May 3, 2004 by and among the Members, including Article II thereof, or set forth in any other agreement among the Members and/or the Company; and (iv) the Securityholders Agreement will be terminated effective as of the Closing Date.

5.2.                              Investment Representations.   With respect to each Member who will acquire Parent Common Stock, such Member understands that the shares of the Parent Common Stock have not been registered under the Securities Act. Such Member also understands that the shares of Parent Common Stock are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Member’s representations and warranties contained in this Agreement. Such Member hereby represents and warrants as follows:

(a)                                  Such Member is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

(b)                                 Such Member has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent so that such Member is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests. Such Member must bear the economic risk of this investment indefinitely unless the shares of Parent Common Stock are registered pursuant to the Securities Act or an exemption from registration is available. Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that even if available, such exemption may not allow such Member to transfer all or any portion of the shares of Parent Common Stock under the circumstances, in the amounts, or at the times such Member might propose or desire.

(c)                                  Such Member is acquiring the shares of Parent Common Stock for such Member’s own account for investment only, and not with a view towards their distribution.

(d)                                 Such Member represents that by reason of its business or financial experience, such Member has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, such Member is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(e)                                  Such Member has received and read the Parent SEC Documents and has had an opportunity to discuss Parent’s business, management, and financial affairs with directors, officers, and management of Parent and has had the opportunity to review Parent’s operations and facilities. Such Member has also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of this investment.

(f)                                    Such Member acknowledges and agrees that the shares of Parent Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Member has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things the availability of certain current public information about Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market (as said term is defined under the Exchange Act), and the number of shares being sold during any three month period not exceeding specified limitations.

(g)                                 Such Member resides in the state or province identified in the address of such Member set forth on the signature page to this Agreement.

5.3.                              Transfer Restrictions.  Such Member acknowledges and agrees that the shares of Parent Common Stock are subject to restrictions on transfer set forth in this Section 5.3. Such Member agrees not to make any disposition of all or any portion of the shares of Parent Common Stock unless and until:  (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; (ii) the transferee (except for transfers in compliance with Rule 144) has agreed in writing to be bound by the terms of Article V of this Agreement, such Member has notified Parent of the proposed disposition and has furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition and if reasonably requested by Parent, such Member has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act; or (iii) in accordance with the provisions of Section 6.5. Parent is entitled to impose stop-transfer instructions with respect to the Parent Common Stock in order to enforce the foregoing restrictions.

The certificates representing the Parent Common Stock (when issued pursuant to this Agreement) will bear the following legend restricting transfer and such other legends as may be required by any applicable state securities law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THE TERMS AND CONDITIONS OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED OCTOBER 22, 2007 BY AND

AMONG CRDENTIA CORP., CRDE CORP., ATS UNIVERSAL, LLC d/b/a/ ATS HEALTH SERVICES, AND THE MEMBERS OF ATS UNIVERSAL, LLC.

5.4.                              Market Standoff.  Such Member agrees that during the period commencing on the date of filing of a registration statement by Parent pursuant to an underwritten public offering by Parent of its capital stock or securities convertible into its capital stock and ending on the date specified by Parent and the managing underwriter (such period not to exceed 180 days following the filing of the final prospectus relating to such offering), such Member will not transfer or dispose of any shares of Parent Common Stock owned by such Member without the prior written consent of Parent or the managing underwriter. In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to such securities of the Member (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1.                              Access to Information.   The Company has given Parent and its authorized representatives (including its attorneys and accountants) reasonable access to all employees, customers, plants, offices, warehouses, and other facilities, as well as to all books and records, Contracts, and all personnel files of current employees of the Company (and where necessary, has provided copies of such documents), and the Company has caused its managers to furnish Parent with such financial and operating data and other information with respect to the Business and Properties of the Company as Parent has requested.

6.2.                              Public Announcements; Company Literature.   Neither the Company nor Crdentia will issue any press release or otherwise make any public statements with respect to the Contemplated Transactions without the prior consent of the Company and Crdentia, except for such disclosures by Crdentia as may be required pursuant to federal or state securities laws. The Parent will make a public announcement of this Agreement and consummation of its terms as may be required by applicable law. The parties agree to announce this Agreement or the consummation of its terms to the Company’s employees, customers, vendors, and strategic partners after the Closing.

6.3.                              Fees and Expenses.   Whether or not the terms of this Agreement are consummated, all fees, costs, and expenses incurred in connection with this Agreement and the other agreements and the Contemplated Transactions, including all legal, accounting, financial advisory, broker’s, consulting, and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation, and effectuation of the terms and conditions of this Agreement, the Ancillary Documents, and the Contemplated Transactions (“Third Party Expenses”) are to be the obligation of the respective party incurring such Third Party Expenses. The Company and the Members shall bear all costs and expenses of counsel and any amounts payable to any broker, finder, or financial intermediary representing the Company or any Member. Parent shall bear all costs and expenses of counsel for Parent and CRDE and any other broker, finder, or financial intermediary representing Parent or CRDE.

6.4.                              Confidentiality.   The parties will maintain in confidence, and will direct its directors, officers, managers, employees, agents, Affiliates, and advisors to maintain in confidence any written, oral, or other information furnished by another party to this Agreement in connection with the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by law. If the Closing does not occur for any reason, each party will return or at the request of the party supplying the information destroy as much of such written information as the other party reasonably may request.

6.5.                              Registration of Parent Common Stock.  As a material inducement to enter into the Contemplated Transactions, Parent hereby acknowledges and agrees that each Member acquiring shares of Parent Common Stock is acquiring such shares based on the agreement of Parent that such shares of Parent Common Stock will be registered or freely transferable pursuant to Rule 144 in accordance with the rules of the SEC or applicable securities exchange no later than one year after the Closing Date. Accordingly, if an exemption from registration is not available pursuant to the terms of Rule 144 with respect to the shares of Parent Common Stock received by the Members, then Parent shall register such shares of Parent Common Stock with the SEC (or any successor federal agency administering the Securities Act) no later than one year after the Closing Date. If the shares of Parent Common Stock are not freely transferable as of one year after the Closing Date, either through registration or operation of Rule 144, the Members will have the option, but not the obligation, to require Parent to purchase such shares of Parent Common Stock for an amount equal to the greater of either (a) the Stock Consideration Value allocable to such non-transferable shares of Parent Common Stock or (b) an amount equal to the aggregate number of shares of non-transferable shares of Parent Common Stock multiplied by the average closing price of the Parent Common Stock as reported on the OTCBB or other stock exchange or quotation system for the last thirty-day period ending two trading days prior to the first anniversary of the Closing Date.

6.6.                              Transfers of Governmental Authorizations.  Crdentia is solely liable and responsible for providing any notices to Governmental Authorities and for securing any and all consents, approvals, or authorizations relating to the Governmental Authorizations held by the Company that may be required as a result of a change of control or otherwise caused by or related to performance of this Agreement and consummation of the Contemplated Transactions. The Members shall cooperate in good faith with Crdentia to provide any and all necessary information and execute any and all documents and instruments to permit Crdentia to provide such notices and to obtain such consents, approvals, and authorizations.

ARTICLE VII.
ACTIONS BY THE PARTIES AFTER THE CLOSING

7.1.                              Survival of Representations.   The representations and covenants contained in or made pursuant to this Agreement or any certificate, document, or instrument delivered pursuant to or in connection with this Agreement in the Contemplated Transactions will survive the execution and delivery of this Agreement and the Closing hereunder until the first anniversary of the Closing Date; provided, however, that the representations of the parties contained in Sections 3.2, 3.3, 3.13, 3.23, and 5.1 will continue to survive indefinitely in full force and effect following the Closing Date.

7.2.                              Indemnification

(a)                                  By the Members.   The Members jointly and severally shall indemnify, defend, and hold harmless Parent and CRDE, the Company, and their respective officers, directors, employees, Affiliates, agents, successors, subsidiaries, and assigns (collectively the “Parent Group”) from and against any and all costs, losses (including diminution in value), liabilities, damages, lawsuits, deficiencies, claims, and expenses, including interest, penalties, costs of mitigation, lost profits, and other losses resulting from any shutdown or curtailment of operations, attorneys’ fees, and all amounts paid in investigation, defense, or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with, arising out of, resulting from, or incident to (i) any breach of any covenant, representation, warranty, or agreement or the inaccuracy of any representation made by any of the Members or the Company in or pursuant to this Agreement or in the other documents delivered in connection with the Contemplated Transactions; (ii) Actions or Proceedings set forth in the Disclosure Schedule or in the other documents delivered in connection with the Contemplated Transactions; (iii) Actions or Proceedings involving the Company, whether disclosed in the Disclosure Schedule or not; and (iv) the operation of the Company prior to the Closing Date, provided, however, that Parent Group may not seek indemnification for Damages (A) until Parent Group has suffered Damages by reason of all such breaches in excess of a $100,000.00 aggregate deductible, after which point the Members will be obligated only to indemnify the Parent Group from and against further such Damages and thereafter (B) to the extent the Damages that Parent Group has suffered by reason of all such breaches exceed $1,650,000.00, after which point the Members will have no obligation to indemnify Parent Group from or against further such Damages. In calculating the $100,000.00 aggregate deductible, Damages arising from or caused by any breach of the representations set forth in Sections 3.2, 3.3, 3.13, 3.23 and 5.1 and any Damages caused by or arising from the fraud, knowing misrepresentation, or misappropriation of the Company, any manager or officer thereof, or any Member will not be included in the calculation of the $100,000.00 aggregate deductible, and the Company and the Members will be required pursuant to the terms of this section to indemnify the Parent Group for the full amount of any such Damages. Notwithstanding the foregoing, neither the Company nor the Members are to have any obligation or liability to the Parent Group for Damages, including any fines, fees, or penalties, with respect to the failure to obtain any consent, approval, or authorization of any Governmental Authority with respect to the Contemplated Transactions.

(b)                                 By Crdentia. Parent and CRDE jointly and severally shall indemnify, defend, and hold harmless the Members and their respective heirs, successors, and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from, or incident to (i) any breach of any covenant or agreement or the inaccuracy of any representation made by Parent or CRDE in or pursuant to this Agreement, the Ancillary Documents, or in any other documents delivered in connection with the Contemplated Transactions; (ii) the operation of the Company from and after the Closing Date; or (iii) the failure to provide any notification to or to obtain any consent, approval, or authorization from any Governmental Authority with respect to the Contemplated Transactions.

(c)                                  Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable and in any event within ten days after the service of the citation or summons; provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party is obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party will be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s cost, risk, and expense, unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, and to compromise or settle such Action or Proceeding, which compromise or settlement may be made only with the written consent of the indemnified party, such consent not to be withheld unreasonably. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen days after receipt of notice thereof pursuant to this Section 7.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise, or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise, or settlement and when appropriate will consult with and consider any reasonable advice from the indemnifying party of any such defense, compromise, or settlement. The indemnifying party will be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise, or settlement for any Action or Proceeding under this Section 7.2.

The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial, and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial, and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this Section 7.2 as such expenses become due.

(d)                                 Indemnity Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

7.3.                              Right of Offset.   In the event that Parent or CRDE suffers Damages pursuant to this Article VII, then in addition to all other remedies set forth in this Article VII, Parent shall have the right to offset such Damages against the Stock Consideration payable to the Company, as adjusted in accordance with the terms of this Agreement, or any Additional Consideration payable pursuant to the terms of this Agreement. In the event the Members dispute Parent’s right to exercise the right of offset pursuant to this Section 7.3 or the amount by which Parent offsets against any claim for indemnification and such dispute is not otherwise settled by mutual agreement of Parent and the Members, then the parties shall submit such dispute to be resolved by arbitration in Jacksonville, Florida in accordance with the rules of the American Arbitration Association, and the written determination of the arbitrator will be final and binding on the parties and may be entered in any court of competent jurisdiction.

7.4.                              Non-Exclusivity.   The parties hereto acknowledge and agree that the indemnity obligations set forth above are not to be the exclusive remedy of the indemnified parties with respect to the Contemplated Transactions.

ARTICLE VIII.
MISCELLANEOUS

8.1.                              Further Assurances.   In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VI).

8.2.                              Notices.   All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer-back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Parent, CRDE, or the Company:

Crdentia Corp.

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

Facsimile No.: (972) 392-2722

Attention: Chief Executive Officer

in the case of notice hereunder to any of Parent, CRDE, or the Company, with copies to:

Kane, Russell, Coleman & Logan, P.C.

1601 Elm Street, Suite 3700

Dallas, Texas 75201

Facsimile No.: (214) 777-4299

Attention: Patrick V. Stark, Esq.

If to ATS:

Pass-Kesler Associates, Inc.

9700 Philips Highway, Suite 101

Jacksonville, Florida  32256

Attention:  Deborah Pass

If to UHSC:

Universal Healthcare Staffing Corp.

3507 Autumn Glen Drive

Valrico, Florida  33594

Attention:  Tim A. Jones

If to Cowling:

Kay Cowling

1206 Salt Marsh Circle

Ponte Vedra Beach, Florida  32082

in the case of notice hereunder to any of ATS, UHSC, or Cowling, with copies to:

Rogers Towers, P.A.

1301 Riverplace Boulevard, Suite 1500

Jacksonville, Florida  32207

Facsimile No.: (904) 396-0663

Attention:  Marc M. Mayo, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.2, be deemed given upon receipt, and (iii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 8.2, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other Person to whom a copy of such notice, request, or other communication is to be delivered pursuant to this Section 8.2). Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Notices will be valid on any party hereto even though such party’s attorney did not receive a copy thereof through no fault of the sending party.

8.3.                              Entire Agreement.   This Agreement (and all exhibits and schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto, including, without limitation, the binding provision of the letter of intent dated June 4, 2007 and supplemented by the “price confirmation” letter dated June 27, 2007.

8.4.                              Waiver.   Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, is to be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

8.5.                              Amendment.   This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

8.6.                              No Third Party Beneficiary.   The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VI.

8.7.                              No Assignment; Binding Effect.   Neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties and their respective successors and assigns.

8.8.                              Severability.   If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and mutually acceptable to the parties.

8.9.                              Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles.

8.10.                        Consent to Jurisdiction and Forum Selection.   Each of Parent, CRDE, and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or any document or instrument delivered pursuant to this Agreement will be brought and determined only in a federal or state court of general jurisdiction located in Duval County, Florida, and each of Parent, CRDE, and the Company hereby irrevocably, generally, and unconditionally submits itself and its property with regard to any such action or proceeding to the exclusive jurisdiction of such court.

8.11.                        Construction.   No provision of this Agreement is to be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies that may be available to either party. This Agreement at all times is to be construed so as to carry out the purposes stated herein.

8.12.                        Execution; Multiple Counterparts.   This Agreement may be executed by facsimile or other electronic means and in multiple counterparts, each of which will be deemed an original but all of which taken together will constitute but one and the same instrument.

8.13.                        Attorney Fees.   In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and costs incurred in said action.

[Signature Pages Follow]

EXECUTED to be effective as of the Effective Date.

CRDENTIA CORP.,
a Delaware corporation

By:	/s/ John Kaiser
John Kaiser, President

CRDE CORP.,
a Delaware corporation

By:	/s/ John Kaiser
John Kaiser, President

ATS UNIVERSAL, LLC.,
a Florida limited liability company,
d/b/a/ ATS Health Care

By:	/s/ Doug B. Anderson
Name:	Doug B. Anderson
Title:	President of Managing Member

PASS-KESLER ASSOCIATES INC.,
a Florida corporation,
f/k/a/ ATS Services, Inc.

By:	/s/ Doug B. Anderson
Name:	Doug B. Anderson
Title:	President

1

UNIVERSAL HEALTHCARE STAFFING CORP.,
a Florida corporation

By:	/s/ Tim Jones
Tim Jones, President

By:	/s/ Robert Welker
Robert Welker, Vice-President

/s/ Kay Cowling
Kay Cowling, Individually

2

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

A-1

EXHIBIT B

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

B-1

EXHIBIT C

FORM OF RELEASE AGREEMENT

C-1

EXHIBIT D

FORM OF EMPLOYMENT AGREEMENT

D-1

EXHIBIT E

FORM OF COMPANY SECRETARY CERTIFICATE

E-1

EXHIBIT F

FORM OF MEMBER SECRETARY CERTIFICATE

F-1

EXHIBIT G

FORM OF CRDE SECRETARY CERTIFICATE

G-1

EXHIBIT H

PAYMENT LETTER

H-1